Exhibit 10.23(b)
EXECUTION VERSION

CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is made by and between Daniel M. Gallagher (“Gallagher”) and Mylan Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
WHEREAS, Gallagher and the Company executed an Executive Employment Agreement on March 24, 2017 (the “Employment Agreement”), which, among other matters, provides for certain terms and conditions regarding Gallagher’s employment with, and separation from, the Company, including without limitation obligations that survive termination of the Employment Agreement and termination of Gallagher’s employment with the Company, as specified in Section 21 of this Agreement;
WHEREAS, Mylan and Gallagher have announced that Gallagher will separate from employment with the Company effective as of April 2, 2019 (the “Separation Date”);
WHEREAS, the Company wishes to continue to utilize Gallagher’s services in a consulting capacity for twelve months after the Separation Date; and
WHEREAS, the Company and Gallagher wish to reach an agreement regarding the terms of Gallagher’s separation from employment and consultancy to the Company.
NOW, THEREFORE, in consideration of the mutual promises made herein and intending to be legally bound hereby, the Company and Gallagher hereby agree as follows:
COVENANTS
1.Consideration and Other Terms of Separation. Effective as of the Separation Date, Gallagher shall resign from all positions as an executive, officer or employee of the Company and all of its subsidiaries, and he shall cease to be Chief Legal Officer of the Company. Provided that Gallagher does not revoke his acceptance of this Agreement during the seven (7) day revocation period identified in Section 24 below and does not commit a material breach of this Agreement, as described in Section 12 below:
a.    In exchange for the Consulting Services (as defined in Section 7), the Company agrees to pay Gallagher an amount equal to six hundred thousand dollars ($600,000) in equal monthly installments ($50,000 per month) during the one-year Consulting Period (as defined in Section 7). Each installment shall be paid no later than fifteen (15) days after the end of each calendar month during the Consulting Period (i.e., May 15th, June 15th, July 15th, etc.), in each case less applicable deductions and withholdings.

b.    Subject to Gallagher’s provision of the Consulting Services until the end of the Consulting Period (except as provided in Section 7(f)) and his not committing a material breach of this Agreement, on March 15, 2020, and notwithstanding any prior regular vesting dates, Gallagher will become vested in the restricted stock units set forth on Schedule A of this Agreement. All other unvested awards granted under the 2003 Long-Term Incentive Plan, as amended, will be forfeited as of the Separation Date.
c.    Pursuant to Section 9(f) of the Employment Agreement, the Company agrees to pay Gallagher an amount equal to eight hundred thousand dollars ($800,000) within thirty (30) days of the Separation Date, less applicable deductions and withholdings.
d.    Gallagher’s group benefits shall cease at the end of the month of the Separation Date (meaning April 30, 2019); provided that Gallagher shall remain entitled to the Continuation Benefits as defined in Section 9(a)(iii) of the Employment Agreement in accordance with, and subject to, the terms and conditions of, Section 9(f) of the Employment Agreement.
e.    Subject to Gallagher’s provision of the Consulting Services until the end of the Consulting Period (except as provided in Section 7(f)) and his not committing a material breach of this Agreement, on April 2, 2020, or as soon as practicable thereafter, and notwithstanding any prior regular vesting dates, the Company will pay Gallagher the value of the unvested balance of his 401(k) plan and 401(k) restoration plan accounts as of the Separation Date.
f.    Except as specified herein, Gallagher’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, and any additional 401(k) plan contributions, shall cease as of the Separation Date. Vested amounts payable to Gallagher under the Company’s 401(k) and other retirement plans or agreements will be paid in accordance with the terms of such plans and agreements and applicable law (except as provided in Section 1(e)). All payments hereunder shall be subject to applicable deductions and withholdings as required by law.
2.    Payment of Salary and Receipt of All Benefits. Gallagher acknowledges and represents that, other than the consideration to be paid pursuant to this Agreement, Gallagher’s final regular pay on the Company’s next regularly scheduled payroll date after the Separation Date and payment for all unused and accrued vacation time as of the Separation Date (which will be included in Gallagher’s final regular pay on the Company’s next regularly scheduled payroll date after the Separation Date, subject to applicable deductions and withholding), the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, reimbursable expenses, stock, stock options, vesting, shares pursuant to vested restricted stock units, and any and all other benefits and compensation due to Gallagher by the Company and its affiliates. Gallagher acknowledges that all equity-based awards (other than those set forth on Schedule A of this Agreement) that are unvested as of the Separation Date will be forfeited as of the Separation Date. To receive reimbursement for any final Company-related travel expenses, Gallagher must submit a final report of all such outstanding expenses within thirty (30)

calendar days after the Separation Date, accompanied by receipts and otherwise subject to the Company’s expense reimbursement policy.
3.    Release of Claims. In consideration of the payments to be made under Sections 1(a), 1(b) and 1(e) of this Agreement, which Gallagher acknowledges he would not otherwise be entitled to receive, Gallagher agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Gallagher by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, direct and indirect parents and subsidiaries, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, predecessor and successor corporations and assigns, and all persons acting with or on behalf of them (collectively, the “Releasees”). The parties acknowledge and agree that the amounts paid for Gallagher’s consulting services under this Agreement are in lieu of any payments for consulting or similar services under any other plan or agreement during the Consulting Period covered by this Agreement. Gallagher, on his own behalf and on behalf of his heirs, family members, executors, agents, and assigns, hereby and forever releases and discharges the Releasees from any and all claims, complaints, charges, duties, obligations, demands, or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Gallagher may possess against any of the Releasees arising from any omissions, acts, failures to act, facts, or damages that have occurred up until and including the date Gallagher executes this Agreement, including, without limitation:
a.    any and all claims relating to or arising from Gallagher’s employment relationship with the Company and/or any of the Releasees and the termination of that relationship;
b.    any and all claims relating to, or arising from, Gallagher’s right to purchase, or actual purchase of shares of stock of the Company and/or any of the Releasees, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
d.    any and all claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Releasee and Gallagher existing as of the date hereof (whether or not known or arising before, on or after the date Gallagher executes this Agreement);

e.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the laws and Constitution of the Commonwealth of Pennsylvania, each as amended, or any other federal, state or local law, regulation ordinance or common law;
f.    any and all claims for violation of the federal or any state constitution;
g.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
h.    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Gallagher as a result of this Agreement;
i.    any and all claims for attorneys’ fees and costs; and
j.    any other claims whatsoever.
Gallagher agrees that the Release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This Release does not extend to any obligations incurred under this Agreement, surviving rights of Gallagher under his Employment Agreement, including but not limited to indemnification rights, any claims accruing after execution of this Agreement, or any rights Gallagher may have under any D&O insurance policy maintained by the Company and/or any of the Releasees. This Release does not release claims that cannot be released as a matter of law, including, but not limited to, Gallagher’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Gallagher the right to recover any monetary damages against the Company and/or any of the Releasees; and Gallagher’s release of claims herein bars Gallagher from recovering such monetary relief from the Company and/or any of the Releasees). Gallagher represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.
4.    Acknowledgment that Waiver of Claims is Knowing and Voluntary. Gallagher acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA’’) and that this waiver and release is knowing and voluntary. Gallagher agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Gallagher executes this Agreement. Gallagher acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Gallagher was already entitled. Gallagher further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement and may do so by writing to the Company’s General Counsel; (d) this Agreement shall not be effective until after the revocation period has expired without revocation; and (e) nothing in this Agreement prevents or precludes Gallagher from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Gallagher signs this Agreement and returns it to the Company in less than the 21-day period identified above, Gallagher hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
5.    Unknown Claims. Gallagher acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the Releasee. Gallagher, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.
6.    No Pending or Future Lawsuits. Gallagher represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Gallagher also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
7.    Consulting Services. The Company and Gallagher agree that, commencing on April 2, 2019, Gallagher will be available at reasonable times and upon reasonable notice to perform the consulting services described herein (the “Consulting Services”) on behalf of the Company and/or any of its subsidiaries and affiliates until the close of business on April 1, 2020 (such period, the “Consulting Period”).
a.    Gallagher shall provide such consulting and other services as may reasonably be required of Gallagher by the Chairman, Chief Executive Officer or Chief Legal Officer, which services shall relate to historic and background matters (including with respect to any legal or other advice given to or received by the Company) applicable to the Company and/or any subsidiary or affiliate’s business affairs, business decisions, or operations known to Gallagher by virtue of his employment with the Company or otherwise. For the avoidance of doubt, without limiting the prior sentence with respect to consultation regarding historical legal matters or advice, Gallagher shall not provide legal advice to Mylan after the Separation Date.
b.    Gallagher shall use his best efforts in his performance of services hereunder, including such care, resources, effort, knowledge and expertise as a reasonably prudent person experienced in and knowledgeable of such matters and duties of the kind and character contemplated herein would exercise under the circumstances.

c.    The Parties acknowledge and agree that the consideration provided in this Agreement constitutes adequate and complete compensation for Gallagher’s consulting and other services as set forth herein.
d.    The Company shall reimburse Gallagher for reasonable expenses directly related to the provision of services, which expenses or costs are approved by the Chairman or Chief Executive Officer. Gallagher shall provide to the Chairman or Chief Executive Officer, on a monthly basis, documentation (in reasonable detail) of all expenses for which reimbursement is requested, and such approved expenses shall be paid to Gallagher as promptly as reasonably practicable after receipt of such documentation.
e.    Nothing in this Agreement shall be construed to create an employment relationship between Gallagher and the Company after the Separation Date. During the Consulting Period, (a) Gallagher shall be an independent contractor and shall have no authority to enter into contracts on behalf of the Company, bind the Company to any third parties, or act as an agent on behalf of the Company in any regard; (b) without limitation to Section 1, Gallagher shall not be entitled to receive any compensation or medical or other benefits as a Company employee; (c) Gallagher shall remain subject to the continuing obligations set forth in the Employment Agreement, as specified in Section 21 of this Agreement; and (d) the level of Gallagher’s services shall be consistent with the incurrence of a “separation from service” (as defined in Section 409A of the Internal Revenue Code) as of the Separation Date (meaning no more than 20% of the average level of services Gallagher performed over the previous 36 months) and in no event shall exceed 25 hours per month without the mutual agreement of the parties.
f.    Gallagher may, upon no less than 15 days’ written notice to the Company, terminate the Consulting Period prior to April 1, 2020, but only in the event that Gallagher commences employment with another entity, and such new employer instructs Gallagher in writing that Gallagher may not provide the Consulting Services while being employed by such employer; provided that in such event, the Company shall cease making payments under Section 1(a) and shall not provide vesting or make any payment pursuant to Section 1(b) or 1(e), but Gallagher shall remain subject to all of his obligations under this Agreement (other than his obligation to provide Consulting Services); provided, however, that if Gallagher provides such written notice to the Company on or after June 1, 2019, the Company shall provide the vesting pursuant to Section 1(b) and shall settle such awards on March 15, 2020.
8.    Confidentiality. Gallagher reaffirms and agrees to observe and abide by the “Agreement Relating to Patents, Copyrights, Inventions, Confidentiality and Proprietary Information” entered into between Gallagher and the Company and any and all amendments and supplements thereto, and surviving Section 5 of the Employment Agreement (collectively, the “Confidentiality Agreement”). For the avoidance of doubt, Confidential Information thereunder includes, without limitation, information or materials regarding the Company’s plans, strategies, governance or operations, including any discussions or deliberations relating thereto.
9.    Trade Secrets and Confidential Information/Company Property/Inquiries. Gallagher’s signature below constitutes his representation that as of the Separation Date, he shall

(a) remove from any and all devices, records, files, folders, cameras, media, internet sites, electronic or digital devices, and any and all other sources, all documents, tapes, photographs, recordings, images, reproductions, electronic files, and other items provided to Gallagher by the Company and/or any of the Releasees, developed or obtained by Gallagher in connection with his employment with the Company, or otherwise belonging to the Company and/or any of the Releasees, and (b) return all documents, tapes, photographs, recordings, images, reproductions, electronic files, and other items provided to Gallagher by the Company, developed or obtained by Gallagher in connection with his employment with the Company, or otherwise belonging to the Company, including but not limited to any personal computer(s), BlackBerry, iPhone, iPad, tapes, photographs, recordings, images, reproductions, electronic files, and other items. Gallagher further represents that he will not misuse or disclose any of the Company’s and/or any of the Releasees’ confidential, proprietary, or trade secret information to any third party other than a law enforcement or authorized regulatory agency of the United States Government or any state or local government. In addition, Gallagher will abide by the Company’s external communication policy, such that in the event he receives any media, financial community or other third-party inquiries regarding the Company, except as provided in Section 10 of this Agreement, he will not respond (nor will he initiate any such contact) and will promptly notify the Company’s Global Public Affairs Department at 724.514.1968 or gpa@mylan.com.
10.    Limits on Cooperation; Compliance. Gallagher agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party, other than a law enforcement or authorized regulatory agency of the United States Government or any state or local government, against any of the Releasees. Gallagher may, however, respond to a lawful subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement or as otherwise required by law. Gallagher agrees both to promptly notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone, other than a law enforcement or authorized regulatory agency of the United States Government or any state or local government, for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Gallagher shall state no more than that he cannot provide counsel or assistance. If approached for counsel or assistance as aforementioned, whether by private parties or law enforcement or regulatory agencies, Gallagher shall promptly notify the Company of such an occurrence, and provide information to the Company regarding any such communication. While Gallagher may respond to inquiries by law enforcement or regulatory agencies, Gallagher shall notify any such agencies of Gallagher’s obligations with respect to confidentiality under this Agreement, the Confidentiality Agreement, the Employment Agreement, and any other applicable agreements, and Gallagher shall continue to honor such obligations in the course of responding to law enforcement or regulatory agency inquiries, as lawfully permitted. Gallagher understands that nothing contained in this Agreement limits Gallagher's ability to file a charge or complaint with the Securities and Exchange Commission (the “SEC”) pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, limits Gallagher's ability to communicate with the SEC pursuant to such provision or limits Gallagher's right to receive an award for information provided to the SEC pursuant to such provision. Furthermore, Gallagher hereby represents that he is not aware of any violation of any Company policy or the Company’s Code of Conduct in any event which could cause harm (financial or otherwise) to any of the Mylan Companies (defined below) or their respective properties, shareholders, employees or prospects, other than matters which he has previously reported to the Office of Global Compliance or the Mylan Legal Department.
Gallagher shall use his best efforts to cooperate with and respond to the Company’s reasonable requests for information or follow-up assistance pertaining to work Gallagher performed on behalf of the Company and/or any subsidiary or affiliate, or other matters in which Gallagher was involved or of which he was otherwise aware, prior to the Separation Date. Gallagher’s cooperation shall include without limitation Gallagher’s cooperation with requests of legal counsel for the Company and/or any subsidiary or affiliate regarding any legal matters or proceedings of any kind currently pending or which may arise after the Separation Date. Gallagher’s cooperation shall include but not be limited to making himself available for interviews or testimony if reasonably requested by the Company’s Legal or Compliance Departments. The Company will reimburse Gallagher for any expenses incurred by Gallagher in connection with such requests or assistance if approved by the Company’s Legal Department and supported by required documentation. No payment made to Gallagher hereunder is intended to be or shall be interpreted as a payment for particular testimony or assistance with respect to the legal matters specified above or any other matter. Gallagher understands that he is to provide his good faith assistance, and agrees to provide truthful responses to any requests for information or testimony.
11.    Non-Disparagement. Gallagher agrees to refrain from any disparaging statements, including but not limited to statements that amount to libel or slander, about the Company, its direct and indirect parents, subsidiaries or affiliated companies, and/or any of its or their current or former employees, officers, or directors, and/or any of the other Releasees including, without limitation, the business, products, intellectual property, financial standing, future, or other employment, compensation, benefit, or personnel practices of the Company and/or any of the Releasees. Gallagher further agrees to refrain from any disparaging statements, including but not limited to libel or slander, about any of the Releasees that pertain to any personal or confidential matters that may cause embarrassment to any of the Releasees or may result in any adverse effect on the professional or personal reputation of any of the Releasees. The foregoing restrictions shall not apply to any testimony that Gallagher is compelled by law to give (whether written or verbal). The Company agrees to instruct its executive officers to refrain from any disparaging statements, including but not limited to libel or slander, about Gallagher that pertain to any personal or confidential matters that may cause embarrassment to Gallagher or may result in any adverse effect on the professional or personal reputation of Gallagher. The foregoing restrictions shall not apply to any testimony that any executive officer of the Company is compelled by law to give (whether written or verbal).
12.    Breach.
a.    Material Breach of Agreement. In addition to the rights provided in Section 20 below, if Gallagher commits a material breach of this Agreement, which shall include without limitation any breach of Sections 8, 9, 10 and 11 of this Agreement, and any breach of surviving Sections 5 (confidentiality) and 6 (noncompetition and nonsolicitation) of the Employment Agreement, the Company shall be entitled to cease providing the payments and consideration provided to Gallagher under this Agreement (including, for the avoidance of doubt, canceling any equity awards Gallagher holds) and to obtain damages, except as provided by law.
b.    Gallagher also acknowledges and agrees that his compliance with Sections 8, 9, 10 and 11 of this Agreement and surviving Sections 5 and 6 of the Employment Agreement is of the essence. The Parties agree that if the Company and/or any of the Releasees proves that Gallagher breached, intends to breach, or will breach any of these provisions (Sections 8, 9, 10 or 11 of this Agreement or surviving Sections 5 or 6 of the Employment Agreement), without limiting any other remedies available to the Company and/or any of the Releasees, the Company and/or any of the Releasees shall be entitled to an injunction restraining Gallagher from any future or further breaches and an award of its costs spent enforcing the applicable provision(s), including all reasonable attorneys’ fees associated with the enforcement action as provided in Section 20, without regard to whether the Company and/or any of the Releasees can establish actual damages from Gallagher’s breach. Any such individual breach or disclosure shall not excuse Gallagher from his obligations hereunder, nor permit him to make additional disclosures. Gallagher expressly agrees and warrants that he will not, in violation of the terms of Sections 8, 9, 10 or 11 of this Agreement or surviving Section 5 of the Employment Agreement, disclose, orally or in writing, directly or indirectly, any of the Company’s confidential, proprietary or trade secret information to any third party other than a law enforcement or authorized regulatory agency of the United States Government or any state or local government. Gallagher warrants that he has not encouraged or assisted any attorneys or their clients in the presentation or prosecution of any disputes against the Company and/or any of the Releasees.
13.    No Admission of Liability/Compromise. No action taken by the Company and/or any of the Releasees, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company and/or any of the Releasees of any fault or liability.
14.    Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
15.    Choice of Law and Forum. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of law thereof. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, including a claim for injunctive relief, or any claim which, in any way arises out of or relates to, Gallagher’s employment with the Company or separation from said employment (whether such dispute arises under any federal, state or local statute or regulation, or at common law), including but not limited to statutory claims for discrimination, shall be resolved by arbitration in accordance with the then current rules of the American Arbitration Association respecting employment disputes pertaining at the time the dispute arises; provided, however, that either party may seek an injunction in aid of arbitration with respect to enforcement of Sections 8, 9, 10 and/or 11 of this Agreement from any court of competent jurisdiction. The Parties agree that the hearing of any such dispute will be held in Pennsylvania. The decision of the arbitrator(s) will be final and binding on all parties and any award rendered shall be enforceable upon confirmation by a court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. Gallagher and the Company expressly consent to the jurisdiction of any such arbitrator over them.
16.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Gallagher or made on his behalf under the terms of this Agreement. Gallagher agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Gallagher further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Gallagher’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
17.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Gallagher represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
18.    No Representations. Gallagher represents that he has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Gallagher has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
19.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
20.    Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA or otherwise prohibited by law, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action. Such costs and expenses shall be paid to the prevailing party as soon as practicable after the legal action is resolved and in no event later than March 15 of the year following resolution of the legal action.
21.    Entire Agreement. This Agreement, the surviving provisions of the Employment Agreement (i.e., Sections 5, 6, 7, 8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20), and the Confidentiality Agreement represent the entire agreement and understanding between the Company and Gallagher concerning the subject matter of this Agreement and Gallagher’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersede and replace any and all prior negotiations, representations, agreements and understandings concerning the subject matter of such agreements, Gallagher’s relationship with the Company, and Gallagher’s obligations following employment with the Company. Gallagher acknowledges, reaffirms and agrees to observe and abide by all obligations that survive termination of the Employment Agreement.
22.    No Oral Modification. This Agreement may only be amended in a writing signed by Gallagher and the Company.
23.    Governing Law. The laws of the Commonwealth of Pennsylvania govern this Agreement, without regard for choice-of-law provisions. Gallagher consents to personal and exclusive jurisdiction and venue in the Commonwealth of Pennsylvania.
24.    Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Gallagher signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).
25.    Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
26.    Voluntary Execution of Agreement. Gallagher understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company and/or any of the Releasees or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Gallagher acknowledges that: (a) he has read this Agreement; (b) he has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Agreement and of the releases it contains; (d) he is fully aware of the legal and binding effect of this Agreement and (e) he has been given the toll-free telephone number of the Pennsylvania Bar Association to help him identify a qualified lawyer (800-692-7375).

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: February 25, 2019	By	/s/ Daniel M. Gallagher
Daniel M. Gallagher

MYLAN INC.:
Dated: February 25, 2019	By	/s/ Thomas D. Salus
Name: Thomas D. Salus Title: Assistant Secretary

Schedule A

Original Grant Date	Number of Restricted Stock Units
May 2, 2017	8,515
May 12, 2017	8,218
March 2, 2018	15,621

A-1
[3895348]